Exhibit 10.1

FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT

DATED JANUARY 29, 2008

Made and entered into as of March 23, 2009 by and among Dimex Systems (1988) Ltd. (Hereinafter “DS”), and Dimex Hagalil Ltd. (hereinafter: “DHG”), (DS and DHG, each a Seller and shall be referred herein together as the “Sellers”) and B.O.S Better Online Solutions Ltd. (the “Buyer”)

Whereas,	the Parties entered into that certain Asset Purchase Agreement, dated January 29, 2008 (the “Agreement”); and

Whereas,	the Parties desire to amend certain of the payment terms under the Agreement applicable to the 3rd, 4th and 5th Installments (as such terms are defined in the Agreement), all as set forth hereinbelow (the “Amendment”).

Now, Therefore, the Parties hereby agree as follows:

1.	All capitalized terms in this Amendment that have not been otherwise defined herein shall have the meaning assigned thereto in the Agreement.

2.	Buyer confirms that as of the date hereof Buyer owes Sellers an aggregate amount of NIS 10,051,000 on account of the Purchase Price (the “Outstanding Debt”). Buyer further confirms that any applicable VAT with respect to the Outstanding Debt has already been paid by Buyer or shall be born and paid solely by Buyer to the VAT Authorities.

3.	The Parties agree that in lieu of the payment provisions detailed in Section 3.1 to the Agreement relating to the 3rd, 4th and 5th Installments, the Outstanding Debt shall be paid by Buyer to Sellers as follows:

(i)	An amount of NIS 500,000 on account of the Outstanding Debt has already been paid to Sellers on March 12th, 2009.

(ii)	The remainder of the 3rd Installment, in the amount of NIS 3,000,000, will be paid by Buyer to Sellers as follows:

(a)	No later than March 18th, 2009 – Buyer shall pay Sellers NIS 500,000; and

(b)	No later than March 26th, 2009 – Buyer shall pay Sellers NIS 2,500,000.

(iii)	An amount of NIS 4,000,000 (comprising of the 4th Installment in full and NIS 500,000 out of the 5th Installment) will be paid in 6 monthly installments of NIS 666,666.66 each, the first of which shall be paid on January 15th, 2010, and the remaining 5 installments to be paid on the 15th day of each proceeding calendar month thereafter.

(iv)	An amount of NIS 2,551,000 (comprising of the remainder of the 5th Installment) (the “Last Installment”) will be paid on the following dates, if not earlier converted in the framework of a “Qualified Offering” (as defined below), pursuant to the provisions of Section 7 below:

(a)	On March 12th, 2010 – Buyer shall pay Sellers NIS 1,275,500; and

(b)	On April 30th, 2010 – Buyer shall pay Sellers the remainder of the Last Installment in the amount of NIS 1,275,500.

4.	The Outstanding Debt will be allocated between the Sellers, and paid to each of them respectively in accordance the instructions specified in Schedule 4 to this Amendment.

5.	The Parties agree that for the purpose of Section 12.4(b) of the Agreement, reference to the last Installment therein shall be deemed to refer to the Last Installment hereunder (i.e. Buyer shall be entitled to reduce amounts and Losses (as defend therein) from the Last Installment of NIS 2,551,000).

6.	Notwithstanding and without derogating from any right or remedy available to Sellers under the Agreement, under this Amendment or pursuant to applicable law, upon the occurrence of the “Event of Default” detailed in Section (ii) to the definition of the term “Event of Default” in the Agreement, without notice by Sellers to, or demand by Sellers of Buyer, all of the Outstanding Debt which has not yet been paid to Sellers shall automatically become immediately due and payable by Buyer to Sellers and shall not be subject to conversion upon a Qualified Offering. In any other Event of Default, all of the Outstanding Debt which has not been yet paid to Sellers shall become immediately due and payable by Buyer to Sellers and shall not be subject to conversion upon a Qualified Offering.

The Term “Event of Default” (as defined in the Agreement) shall be amended to also include Buyer’s failure to issue to the Sellers the debentures in the framework of a Qualified or a Non-Qualified Offering (as such term is defined below) pursuant to the terms hereof, where such failure is not cured within thirty (30) days following notice sent to Buyer by Sellers.

Without derogating from the forgoing, or from any right or remedy available to a party hereunder or pursuant to applicable law, any payment hereunder not paid when due shall bear interest at the rate of Prime + 5.5% per annum.

7.	Should a “Qualified Offering” (as defined below) of the Buyer be consummated by March 12, 2010 (the “Target Date”), the Last Installment shall be converted, at the closing of such Qualified Offering, into the same type of convertible debentures issued in the framework of such Qualified Offering and on the same terms and conditions (and if there is more than one type of convertible debentures issued in the Qualified Offering, into the most preferential (to the holders) convertible debentures so issued) (the “Debentures”). Any such conversion shall be conditioned upon Buyer complying in full with all of its obligations hereunder, including its obligations to pay the Outstanding Debt as detailed in this Amendment. Without derogating from any right and/or remedy of Sellers hereunder and/or pursuant to applicable law, including Sellers’ right to repayment of the entire Outstanding Debt owed upon an Event of Default, any failure by Buyer to comply with all of its obligations hereunder, including its obligations to pay the Outstanding Debt or any part thereof, Buyer shall not be required to convert the Last Installment into Debentures, and the Last Installment shall, at Sellers’ sole discretion, either (i) become due and payable pursuant to the provisions of Section 3(iv) above, notwithstanding the consummation of the Qualified Offering; or (ii) be converted, in whole or in part, in the framework of the Qualified Offering pursuant to the terms above. Sellers shall provide Buyer with no less than 45 days prior notice of their election hereunder.

Notwithstanding the foregoing, Buyer shall be entitled to notify Sellers no later than 30 days prior to the consummation of a Qualified Offering, of its intention prepay the entire amount of the Last Installment no later than the Target Date, provided that in such event Sellers shall be entitled, by notice issued to Buyer within 14 days of receipt of Buyer’s notice, to participate in such Qualified Offering and convert an amount of up to 50% of the Last Installment into the Debentures. Following such notice by Buyer, the remaining part of the Last Installment not –so converted by the Sellers shall be paid to Sellers no later than the Target Date.

A “Qualified Offering” shall mean the offering to or purchase by some of the then current shareholders of Buyer (excluding Sellers) and, possibly but not necessarily, by third party(ies), of debentures convertible into Ordinary Shares of Buyer of NIS 4.00 nominal value each (“Ordinary Shares”) , pursuant to which Buyer shall have raised a minimum cash amount of US $1,500,000 (excluding the amount of the Last Installment), which debentures shall include the following minimum terms: (i) the debentures shall carry an annual interest rate of 8% per annum, compounded annually; (ii) unless converted at the option of the holder, the debentures (principal and accrued interest) shall be fully repaid no later than 36 months following the date of their issuance; (iii) such repayment shall not be subject to any third party consent; and (iv) each debenture shall entitle its owner to receive warrants at 50% coverage of the amount of the debenture, exercisable into fully paid Ordinary Shares, at an exercise price not to exceed US $0.70 per Ordinary Share (the “Exercise Price”). The number of Ordinary Shares purchasable upon the exercise of such warrants and the Exercise Price shall be subject to customary adjustment in the event of capital reorganization of the shares of the Buyer, or, if applicable, a merger or consolidation of the Buyer with or into another corporation, or any reclassification, subdivision and/or combination of shares of Buyer.

Any offering or issuance by Seller of shares and/or other securities and/or of debentures to its then current shareholders or to any other third party(ies), by the Target Date, in terms less favorable to the holders or in a lower amount than provided under the terms of a Qualified Offering shall be referred to herein as a “Non-Qualified Offering”.

It is clarified and agreed that following consummation of a Qualified Offering in which Sellers have participated, any change or amendment to the terms of such Offering which adversely affects the Sellers, shall require Sellers’ prior written consent.

8.	To the extent that a Non-Qualified Offering has occurred by the Target Date, Sellers shall be entitled, at their sole discretion, to participate in such Non-Qualified Offering and to convert all or part of the Last Installment into the debentures offered in the framework of such Non-Qualified Offering. Any amount so converted shall first be deducted from the second payment to be made on account of the Last Installment (on April 30th, 2010) and the remainder (if any) shall be deducted from the payment to be made on March 12th, 2010.

9.	Buyer shall notify Sellers in writing, no later than 45 days prior to the closing of a Qualified Offering or as soon as practical prior to the closing of a Non-Qualified Offering, of the occurrence of same, which notice shall include all of the material and information provided to those parties participating in such Offering, in order to allow Sellers to evaluate its participation in such offering.

10.	Buyer hereby undertakes towards Sellers not to pay or commit to pay (from its profits, capital or any other source) to its shareholders and/or controlling parties or to any of their family members and/or affiliated companies, in a direct or a indirect form or manner, dividends as defined in the Israeli Companies Law 1999, principle or interest payments in respect of any loans, management fees, or other amounts, except in the ordinary course of business.

Nothing herein shall be deemed to limit the Buyer’s ability to make payments (a) to Cukierman & Co. Investment House Ltd. under the Services Agreement dated April 15, 2003, as amended and as may be amended from time to time; (b) as fees due in connection with financings of the Company, up to a maximum amount of 10% of the applicable financing; and (c) to its debenture holders as they may exist in the future.

11.	Upon conversion of the Last Installment in full or in part, as the case may, in the framework of a Qualified Offering or a Non-Qualified Offering, the Buyer shall not be required to make any repayment to the Sellers of the converted portion of the Last Installment and the obligation to repay such amount shall be deemed fully satisfied upon the issuance of the applicable Debentures.

12.	12.1 Sellers hereby irrevocably confirm and undertakes to Buyer that to the date hereof neither they, nor any other person or entity on their behalf, has any claims and/or demands against Buyer or any person or entity on its behalf, including against Dimex Solutions Ltd. (previously BOScom Ltd.) and/or Dimex Hagalil Projects (2008), under and/or pursuant to the Agreement, including in connection with any obligations, undertakings, representations and/or warranties made by the Buyer thereunder, and hereby irrevocably waive any such claims and/or demands to the extent such exist.

12.2 Buyer hereby irrevocably confirms and undertakes to Sellers that as of the date hereof neither it, nor any other person or entity on its behalf, has any claims and/or demands against Sellers or any person or entity on their behalf, including against M.T.A.Y Holdings Ltd. (previously Dimex Holdings (1998) Ltd.), under and/or pursuant to the Agreement, including in connection with any obligations, undertakings, representations and/or warranties made by the Sellers thereunder, and hereby irrevocably waives any such claims and/or demands to the extent such exist.

12.3 In addition and without derogating from anything else in this Amendment, Buyer hereby irrevocably releases and discharges Sellers from any and all claims and/or demands against Sellers or any person or entity on their behalf, including against M.T.A.Y Holdings Ltd. (previously Dimex Holdings (1998) Ltd.) Buyer may have under and/or pursuant to the Agreement, including in connection with any obligations, undertakings, representations and/or warranties made by the Sellers thereunder. Buyer’s sole rights to claims and/or demands against Sellers shall be limited to its rights under this Amendment only, except that the aforementioned release and discharge shall not apply with respect to the Buyer’s right for indemnification in case of any third party claim(s) against Buyer (including without limitation, any claim by a governmental agency or employee) in connection with the issues and under the terms detailed in Sections 12.1 (b), (d) and (e) to the Agreement, and with respect to Allowed Deductions as defined in Section 3.2 of the Agreement (but excluding 3.2(ii) as it relates to adjustments under Section 3.7).

13.	Sellers acknowledge that, except in respect of the payment schedule of the 3rd Installment, which is effective as of the date hereof, this Amendment is subject to approval by the Buyer’s Board of Directors (the “Board”). This Amendment shall be automatically terminated if not approved by the Board by March 30, 2009.

14.	Except as amended by this Amendment, the Agreement shall remain in full force and effect.

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In Witness Whereof, the parties hereto have caused this Amendment to be duly executed on the day and year first above written:

—————————————— Dimex Systems (1988) Ltd. By: —————————————— Title: ——————————————	—————————————— Dimex Hagalil Ltd. By: —————————————— Title: ——————————————

—————————————— B.O.S Better Online Solutions Ltd. By: —————————————— Title: ——————————————